EXHIBIT 99

Sandy Spring Bancorp, Inc
Logo Ommited
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


               SANDY SPRING BANCORP REVISES 2003 EARNINGS GUIDANCE

OLNEY, MARYLAND, December 19, 2003 -- Sandy Spring Bancorp, (NASDAQ-SASR) the parent company of Sandy Spring Bank, today announced a reduction of its full year 2003 net earnings guidance to a range of $ 2.15 - $ 2.20 per diluted share as compared to a guidance range issued in mid - October 2003 of $ 2.20 - $ 2.25 per diluted share.

Lower than anticipated levels of mortgage banking revenues resulting from a sharp decline in loan refinancings in the fourth quarter was the main contributor for the revised guidance. The Company also expects lower amounts of investment services revenues together with higher than expected marketing expenses in the quarter from a recent large-scale advertising campaign.

The Company expects to issue earnings guidance for full year 2004 as part of its fourth quarter earnings report expected on or about January 15, 2004.


About Sandy Spring Bancorp

With $2.4 billion in assets, SASR is the third largest publicly traded banking company headquartered in Maryland. Comprehensive information for investors is available at www.sandyspringbank.com for more information.

For additional information or questions, please contact:
         Hunter R. Hollar, President & Chief Executive Officer or
         James H. Langmead, Executive V.P. & Chief Financial Officer Sandy Spring Bancorp
         17801 Georgia Avenue
         Olney, Maryland 20832
         1-800-399-5919
         E-mail:  HHollar@sandyspringbank.com
                  JLangmead@sandyspringbank.com
         Web site:  www.sandyspringbank.com

Forward-Looking Statements: Sandy Spring Bancorp makes forward-looking statements in this News Release that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, and earnings and performance expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses and market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management's estimates and projections of future interest rates and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp's actual future results may differ materially from those indicated. In addition, the Sandy Spring Bancorp's past results of operations do not necessarily indicate its future results.